DATED DECEMBER 12, 2011
FILED PURSUANT TO RULE 433
REGISTRATION NO. 333-173364
CATERPILLAR FINANCIAL SERVICES CORPORATION
MEDIUM-TERM NOTES, SERIES G, 1.125% NOTES DUE 2014

SUBJECT	FINAL PRICING DETAILS

Issuer:	Caterpillar Financial Services Corporation
Title of Securities:	Medium-Term Notes, Series G, 1.125% Notes Due 2014
Format:	SEC Registered-Registration Statement Number 333-173364
Trade Date:	December 12, 2011
Settlement Date (Original Issue Date):	December 15, 2011
Maturity Date:	December 15, 2014
Principal Amount:	$400,000,000
Price to Public (Issue Price):	99.794%
All-in-price:	99.544%
Pricing Benchmark:	UST 0.375% Notes due November 15, 2014
UST Spot (Yield):	0.345%
Spread to Benchmark:	+ 85 basis points (0.85%)
Yield to Maturity:	1.195%
Net Proceeds to Issuer:	$398,176,000
Coupon:	1.125%
Interest Payment Dates:	Interest will be paid semi-annually on the 15th of each June and December of each year, commencing June 15, 2012 and ending on the Maturity Date
Day Count Convention:	30/360
Denominations:	Minimum denominations of $1,000 with increments of $1,000 thereafter
Joint Lead Managers & Bookrunners:	Merrill Lynch, Pierce, Fenner & Smith Incorporated (35.00%)
J.P. Morgan Securities LLC (35.00%)
Co-Managers	BNP Paribas Securities Corp. (3.00%)
Commerz Markets LLC (3.00%)
Deutsche Bank Securities Inc. (3.00%)
HSBC Securities (USA) Inc. (3.00%)
ING Financial Markets LLC (3.00%)
Mitsubishi UFJ Securities (USA), Inc. (3.00%)
RBC Capital Markets, LLC (3.00%)
SG Americas Securities, LLC (3.00%)
Standard Chartered Bank (3.00%)
TD Securities (USA) LLC (3.00%)
Standard Chartered Bank will not effect any offers or sales of any notes in the United States unless it is through one or more U.S. registered broker-dealers as permitted by the regulations of FINRA.
Billing and Delivery Agent:	Merrill Lynch, Pierce, Fenner & Smith Incorporated
CUSIP:	14912L4Y4
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated toll free at (800) 294-1322 or J.P. Morgan Securities LLC collect at (212) 834-4533.